DEVELOPMENT AND LICENSE AGREEMENT

         THIS AGREEMENT, is effective as of the 22nd day of December, 1997, by and between JOHNSON & JOHNSON MEDICAL, INC., a New Jersey corporation having an office at 2500 Arbrook Boulevard, Arlington, Texas 76004-3130 (hereinafter "JJMI") and SPECIALIZED HEALTH PRODUCTS, INC., a corporation of the State of
Utah having an office at 655 East Medical Drive, Bountiful, Utah 84101 (hereinafter "SHP").

                              W I T N E S S E T H:

         WHEREAS, SHP is the owner of certain patent rights and know-how related to safety needles, and in particular, to developments described in U.S. Patents listed on Exhibit A, certain other patent applications and continuing development activities relating to safety devices for needles and sharpened cannulae;
         WHEREAS, JJMI wishes to fund and desires that SHP undertake a development project concerning such safety devices particularly in the area of blood collection needles;
         WHEREAS, SHP desires that such developments and inventions be made available to the commercial markets, and in particular, to the Field (as defined below); and
         WHEREAS, JJMI desires to develop and bring to market products which utilize such inventions related to the Field and to obtain an exclusive, worldwide license to such inventions, patents and pending patent applications for the Field.
         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
                             ARTICLE 1 - DEFINITIONS
         Where used in this Agreement, the following terms shall have the meanings attributed to them herein:
         1.1 The term "Affiliate" of a party, shall mean any company or other legal entity, other than the party, in whatever country organized, controlling, controlled by, or under common control with the party. The term "control" means the possession, direct or indirect, of the power to direct or cause the

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direction  of the  management  and  policies of an entity,  whether  through the ownership of voting securities, by contract, or otherwise, and the term "entity" includes a corporation or other entity.

         1.2 The term "Field" shall mean systems designed primarily for blood collection including needles and appurtenances but excluding containers for blood, syringes and further excluding intravascular catheters and catheter introducers.

         1.3 The term "Technical Information" shall mean patents, patent applications, inventions, know-how, and other proprietary rights within the Field relating to blood collection needles or resulting from the performance of the Joint Cooperative Program (defined below) and owned, licensed by or controlled wholly or partially by SHP or an Affiliate of SHP as well as improvements thereof.

         1.4 The term "Licensed Patent Rights" shall mean (i) that portion of Technical Information which comprises all patents and applications for patents filed in any country containing one or more claims to any invention within the Field including, but not limited to, those patents listed on Exhibit A; and (ii) all patent applications filed in any country which claim the benefit of the filing date of any of the patents or applications listed on Exhibit A including all continuing, divisional, and renewal applications thereof, all patent applications, all patents which may be granted thereon, and all reissues, re-examinations and extensions thereof.

         1.5 The term "Licensed Products" shall mean any product within the Field which would, but for the licenses granted herein, infringe any Valid Claim of an issued patent included in Licensed Patent Rights.

         1.6 The term "Valid Claim" shall mean a claim of an issued patent which has not lapsed or become abandoned and which claim has not been declared invalid or unenforceable by an unappealed or unappealable decision or judgment of a court of competent jurisdiction.

         1.7 The term "Net Sales" shall mean the revenue received by JJMI or an Affiliate from the sale of Licensed Products to independent third parties less the following amounts: i) reasonable discounts, including cash discounts, or rebates actually allowed or granted, ii) credits or allowances actually granted upon claims or returns regardless of the party requesting the return, iii) freight charges paid for delivery, and iv) taxes or other governmental charges levied on or measured by the invoice amount whether absorbed by the billing or the billed party.

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

         1.8 The term "Joint Cooperative Program" shall mean a joint effort funded initially by JJMI and SHP, and anticipated to eventually be funded by a revenue stream from sales as described in Article 8 hereof, for developing technology and products in areas mutually approved by JJMI and SHP.

         1.9 The term "Development Program" is the program through which products are mutually approved by JJMI and SHP for development under the Joint Cooperative Program.

         1.10 The term "Development Plan" shall mean a development effort for a single product that is performed under the Development Program.

         1.11 The term "BCN Products" shall mean blood collection needle products, including needles and appurtenances.

                      ARTICLE 2 - RESEARCH AND DEVELOPMENT

         2.1 During the term of this Agreement, SHP shall use its reasonable commercial efforts to develop two (2) BCN Products (the "Referenced BCN Products") consistent with the product requirement documents and the development schedule found in Exhibit B. The BCN Products will meet mutually approved JJMI specifications to be provided pursuant to the development time and cost schedules found in Schedule B. During the duration of each Development Plan the JJMI specifications may be modified by mutual written consent.

         2.2 SHP shall be responsible for delivery of BCN Products complying with approved specifications supplied by JJMI for use in providing clinical data necessary for submission for relevant regulatory approval. JJMI shall be responsible for obtaining all regulatory approvals necessary for the free marketing of the Licensed Products sold by JJMI. SHP shall, at JJMI expense, assist and cooperate with JJMI in all regulatory submissions and activities as requested by JJMI. This includes preparation of all applications to the United States Food and Drug Administration, whether by application for premarket approval or 510(k) notification, or otherwise.

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                       ARTICLE 3 - FUNDING OF DEVELOPMENT

         3.1 Funding under the Joint Cooperative Program shall be paid for by JJMI and SHP. SHP will pay for all of SHP's internal costs relating to facilities, clerical and administrative. SHP shall also pay for all U.S. patent filing, prosecution and maintenance costs relating to patents and patent applications which result from the Joint Cooperative Program. JJMI shall pay for the estimated costs summarized in the attached Exhibit C.

         3.2 JJMI will separately fund expenditures on Capital Equipment related to development of two Referenced BCN Products pursuant to the estimated amounts set forth in attached Exhibit C. Any amount in excess of such estimates in Exhibit C shall be paid by the parties as they agree in advance. ("Capital Equipment" shall mean product machinery, molds, fixtures (including, semi-automated and automated equipment costs) and material for prototypes.) JJMI will own the Capital Equipment including product machinery, molds, fixtures, prototypes, etc. regardless of the physical location and may at any time request possession of such Capital Equipment. Upon a request by JJMI, SHP will make available to JJMI all Capital Equipment within five (5) days of written notice.

                   ARTICLE 4 - RESEARCH REPORTS AND OVERSIGHT

         4.1 SHP shall furnish to JJMI written monthly informal reports on the progress of each Development Plan.

         4.2 Key Contact - The parties shall each name a key contact through which day-to-day contact and decision-making may be made and to facilitate communication between the parties. JJMI will make reasonable effort to timely respond to all questions and requests from SHP. The JJMI key contact shall have access to the researchers and laboratories performing within the Joint Cooperative Program with reasonable notice to and consent of SHP. A key contact person may be changed from time to time by notifying the other party of the change in its key contact person. In addition, SHP will provide a project manager on a continuing basis for each product being developed and sold under the Joint Cooperative Program.

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

                       ARTICLE 5 - PROPRIETARY INFORMATION

         All proprietary information of any party to this Agreement disclosed to another party in connection with the Joint Cooperative Program and identified in writing and marked by the disclosing party as confidential will be treated by the receiving party and its employees as confidential throughout the term of this Agreement and for an additional five (5) years. The above-mentioned obligation of confidentiality shall not apply to information which: (i) at the time of the disclosure was known to the receiving party as evidenced by written records and was not previously subject to any obligation of confidentiality; or
(ii) was generally available to the public or was otherwise part of the public domain at the time of its disclosure; or (iii) becomes generally available to the public or otherwise part of the public domain after its disclosure other than through an act of omission or commission of the receiving party in breach of this Agreement; or (iv) becomes known to the receiving party by disclosure of a third party under no obligation of confidentiality to the disclosing party.

                 ARTICLE 6 - OWNERSHIP OF TECHNICAL INFORMATION

         6.1 Each party shall own title to all technical information created solely by it, its employees and/or contractors after the Effective Date of this Agreement, except as provided in Paragraph 6.2 below. SHP warrants that it and its employees have entered into agreements wherein its employees have agreed to assign their rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their employment with SHP to SHP. Furthermore, SHP warrants that it has caused or will cause all additional SHP employees, or personnel performing work pursuant to the Joint Cooperative Program to execute similar agreements with respect to the rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their association with SHP and warrants that it will enforce such agreements to ensure that SHP has perfected its title to the Technical Information. JJMI may at any time request any Technical
Information in the possession or control of SHP and SHP will deliver such information to JJMI in usable form within five (5) days of such request.

         6.2 JJMI and SHP will jointly own title to any and all technical information first conceived jointly or discovered jointly by JJMI's employees and SHP's employees or personnel during the performance of the Joint Cooperative Program.

         6.3 Anything to the contrary notwithstanding, JJMI or its authorized designees shall own the full right, title and interest in and to any government approvals, associated government files or licenses related to making, using and selling Licensed Products within the Field to the full extent possible under the law of each appropriate country.

         6.4 SHP warrants that it is the owner of all patents and patent applications included in Licensed Patent Rights and it has full right to grant the licenses granted herein.

                               ARTICLE 7 - LICENSE

         7.1 SHP agrees to grant and hereby does grant to JJMI, and any JJMI Affiliate designated in writing by JJMI, an exclusive, worldwide license, with the right to sublicense others, under the Technical Information within the Field to make, have made, use and sell Licensed Products within the Field and an exclusive worldwide license to products and patents pursuant to agreements reached pursuant to Article 9.4 below. JJMI may grant sublicenses to unaffiliated third parties.

         7.2 JJMI shall pay SHP a royalty on Net Sales of Licensed Products by JJMI, its Affiliates, and sublicensees, in the amount of (i) ** on BCN Products, or (ii) ** on non-BCN Products developed under the Joint Development Program.

         7.3 Minimum Royalties - JJMI shall have a minimum annual royalty obligation beginning in fiscal year 2000 or twelve months after FDA approval of both Referenced BCN Products, whichever is later, and in each year thereafter, for both of the Referenced BCN Products total, in aggregate, of **. In any year in which the royalty that is provided for in paragraph 7.2 does not meet or

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The "**" marks the  location  of  information  that has been  omitted  and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

exceed the amount of the minimum royalties set forth in this paragraph 7.3, JJMI shall, with the final payment made for the final quarter of that calendar year, pay an amount as additional royalty, sufficient to bring the total royalties payable for such calendar year up to an amount equal to the minimum royalty required hereby. Any such additional royalty paid on account of activity occurring in the calendar years 2000 through 2002 shall be credited against royalties due in future years in excess of such minimum royalties.

         7.4 No royalty shall be payable on sales of any Licensed Product between JJMI and any Affiliate or sublicensee, and only one (1) royalty shall be payable hereunder with respect to the sale of any one (1) Licensed Product no matter how many patents or claims may cover the Product.

         7.5 JJMI's obligation to pay royalties with respect to sale of Licensed Product shall terminate upon expiration of the last to expire issued patent included in Licensed Patent Rights covering such Licensed Product. Thereafter, JJMI, its Affiliates and sublicensees shall have a paid-up, non-exclusive, royalty-free license to make, have made, use and sell such Licensed Product.

         7.6 JJMI shall keep accurate books and records of sales of Licensed Products and of all payments due SHP hereunder. JJMI shall deliver to SHP written reports of Net Sales of Licensed Products during the preceding calendar quarter, on or before the sixtieth (60th) day following the end of each calendar quarter. Such reports shall include a calculation of the royalties due and be accompanied by payment of the monies due. For avoidance of doubt calendar quarter means each of the three calendar month periods ending on March 31, June 30, September 30 and December 31 respectively. If JJMI is reasonably unable to determine the actual royalties due by the sixtieth (60th) day following a calendar quarter, then it may make a good faith estimated payment by the sixtieth (60th) day, followed by an actual report with any necessary additional payment by the ninetieth (90th) day. If the estimated payment exceeds the actual amount due then the difference between the estimated payment and the actual amount due shall be a credit against the next payment due from JJMI to SHP.

         7.7 If SHP is unwilling or unable to supply the quantities of BCN Products required by JJMI to meet a Development Plan, then JJMI may manufacture for itself or have product manufactured by others under this License Agreement. If JJMI elects to manufacture BCN Products for itself or have others manufacture BCN Products for it then JJMI maintains the exclusivity under the present

Development and License Agreement. After the completion of a Development Plan, JJMI may, at its sole discretion, assume responsibility for manufacturing the completed product.

         7.8 SHP agrees that the minimum royalties set forth in paragraph 7.3 are full consideration for the exclusive licenses granted herein. Therefore, JJMI makes no representation or warranty that it will market the Licensed Products covered by this Agreement, or, if JJMI does market any of the Licensed Products, that such Licensed Products shall be the exclusive means by which JJMI will participate in this Field. Furthermore, all business decisions including, without limitation, the design, manufacture, sale, price and promotion of Licensed Products after completion of execution of each the Development Plan covered by this Agreement and the decision whether to sell a particular product within the Licensed Products shall be within the sole discretion of JJMI. SHP and JJMI further agree that the minimum royalties, are in lieu of any obligation of best efforts or any level or standard of efforts to be used by JJMI in the marketing of Licensed Products. Notwithstanding the forgoing, if JJMI does not participate in the Field within five (5) years from the date hereof, then the licenses relating to the BCN Products granted in this Article 7 shall terminate.

         7.9 SHP shall have the right to nominate an independent accountant acceptable to and approved by JJMI who shall have access to JJMI and/or its Affiliates' and/or its sublicensees records during reasonable business hours, upon executing an appropriate confidentiality agreement, for the purpose of verifying the royalty payable as provided for in this Agreement for the two (2) preceding years, but this right may not be exercised more than once in any year, and the accountant shall disclose to SHP only information relating solely to the accuracy of the royalty report and the royalty payments made in accordance with this Agreement.

         7.10 Royalty payments under this Agreement shall be made in United States dollars.

         7.11 Any sum required under United States tax laws, or the tax laws of any other country, to be withheld by JJMI from payments shall be promptly paid by JJMI to the appropriate tax authorities, and JJMI shall furnish SHP with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable SHP to support a claim for income tax credit in respect of any sum so withheld.

                ARTICLE 8 - RESEARCH AND DEVELOPMENT COOPERATION

         8.1 JJMI and SHP shall commence technology development under the Joint Cooperative Program for products excluding intravascular catheters and catheter introducers. The direction and course of technology development of the Joint Cooperative Program shall be set by the parties as set forth below and the parties shall cooperate on appropriate methods for carrying out such development programs. The parties to the Joint Cooperation Program shall not conduct research and development under the Joint Cooperation Program in areas where SHP provides written notice that it is actively involved in research and development in a specified area in advance of the decision of the parties to the Joint Cooperation Program to direct research and development efforts in such specified area. In addition, the parties to the Joint Cooperation Program shall reasonably limit areas in which research and development are conducted under the Joint Cooperation Program to such areas that the parties to the Joint Cooperation Program reasonably believe will be sufficiently funded to develop the identified projects.

         8.2 JJMI shall reimburse SHP for performing such research and development under the Joint Cooperative Program at a minimum rate set forth in Exhibit C. SHP shall provide written invoices to JJMI for work performed under the Joint Cooperative Program and JJMI shall reimburse SHP by paying such invoices until such time as the total amount paid for work performed during a given calendar year meets or exceeds the amounts set forth in Exhibit C, unless otherwise agreed to in writing by the parties hereto.

         8.3 As additional compensation, JJMI shall reimburse SHP monthly for work performed under the Joint Cooperative Program in the amount of the greater of (i) the monthly amount set forth in the attached Exhibit C or (ii) ** of Net Sales of Licensed Products by JJMI and its Affiliates and sublicensees under the Joint Cooperative Program. The parties shall each share in the direction of


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The "**" marks the  location  of  information  that has been  omitted  and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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funding  as  follows:  (i) JJMI shall have the option to direct the use of up to sixty percent (60%) of the Joint Cooperative Program funding, and (ii) SHP shall direct the use of forty percent (40%) of the Joint Cooperative Program funding. SHP shall also direct the use of any additional Joint Cooperative Program funding that is not directed by JJMI within three (3) months of availability for use unless JJMI provides notice to SHP that such funds are being reserved for mutually agreed Joint Cooperative Program expenditures expected in the future for identified matters. During the course of the Joint Cooperative Program, JJMI shall own all prototypes, fixtures, and the like created, modified or developed as part of the Joint Cooperative Program and paid for with Joint Cooperative Program funding. At any time JJMI may take possession of such materials by making a request to SHP, and SHP shall thereafter, within five (5) days of such written request, make available to JJMI all such materials. The cost of molds and other capital expenditure relating to production and manufacturing under the Joint Cooperative Program will not be paid for with Joint Cooperative Program funding unless otherwise agreed to by the parties and any such molds and other capital equipment purchased by JJMI without Joint Cooperative Program funding shall be the sole property of JJMI.

         8.4 Should SHP sell products developed under the Joint Cooperative Program to or through third parties, other than JJMI and its Affiliate and sublicensees, then SHP shall contribute toward the Joint Development Program seventy percent (70%) of the net proceeds from the sale of such products.

            ARTICLE 9 - RIGHT OF FIRST REFUSAL AND SUPPLY OF PRODUCT

         9.1 As part of the Development Program under this Agreement as provided for in Articles 2 and 3, SHP shall supply to JJMI units according to the Development Plans attached hereto as Schedule B of Exhibit B for each of the two
(2) Referenced BCN Products. JJMI shall pay to SHP for such units an amount equal to standard variable cost plus fifteen percent (15%) as established by generally accepted accounting principles consistently applied. In order to receive such compensation, the BCN Products delivered by SHP must meet the specifications of JJMI and be of merchantable quality free from defects in workmanship, material and design. In addition, JJMI will pay to SHP an amount equal to the total fixed cost associated with the molds, fixtures and equipment necessary to manufacture the above referenced BCN Products.

         9.2 Continued Supply - Upon receiving approval for each of the two Referenced BCN Products respectively, and until such time as purchase requirements reach a sustained level of Five Hundred Thousand (500,000) units per year, SHP shall supply to JJMI its requirements of each of the two
Referenced BCN Products. JJMI shall pay to SHP an amount equal to standard variable cost plus fifteen percent (15%) as established by generally accepted accounting principles consistently applied for such BCN Products. In order to receive such compensation, such BCN Products delivered by SHP must meet the specifications of JJMI and be of merchantable quality, free from defects in workmanship material and design. Additionally, these products will generally be considered time sensitive and therefore must be delivered in quantities ordered in a timely manner and SHP will make reasonable commercial efforts to avoid backlogs exceeding two (2) weeks. At any time upon thirty (30) days notice, JJMI may take over responsibility for supply of each of the BCN Products to itself (by third party manufacture or otherwise). Upon such notice, SHP and JJMI shall meet to plan the transition. Thereafter, SHP shall be relieved of future supply obligations for such BCN Products.

         9.3 As part of the Joint Cooperative Program contemplated in Article 8 above, JJMI shall be offered a right of first refusal on any patents arising out of the work contemplated by the Joint Cooperative Program. JJMI shall have all rights in products that come out of the Joint Cooperative Program within the Field, and a right of first refusal to products in areas outside the Field or products not contemplated thereby that come out of the Joint Cooperative Program. Such right of first refusal shall be a right to take a license under any patents arising from the development work. Notwithstanding the foregoing, such license shall be an exclusive, worldwide license at a ** royalty rate applied to Net Sales of products, the manufacture, use or sale of which would infringe a Valid Claim of the patents so arising. If JJMI does not launch a product within four (4) years of taking such a license, somewhere in the world, and such product would be covered by such patent in the jurisdiction of that patent, then the license shall be converted to nonexclusive. If JJMI does not launch such a product within two (2) years of receiving FDA approval for such product, then such license shall terminate.

         9.4 Additionally, JJMI shall have a "last look" for products outside the Field of this Agreement that come out of the Joint Cooperative Program. Such last look shall take the form of SHP, prior to entering into any Agreement relating to any product with any third party, offering such agreement terms to
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The "**" marks the  location  of  information  that has been  omitted  and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

JJMI for its consideration. If JJMI elects to take the terms of such agreement, then JJMI and SHP will enter into an agreement on the terms offered. JJMI must notify SHP within twenty-one (21) days of receiving notice of the complete terms of such agreement.

                           ARTICLE 10 - PATENT FILINGS

         10.1 SHP shall promptly disclose to JJMI all Technical Information. SHP may elect to file and prosecute patent applications directed to any Licensed Patent Right described in such written disclosures. JJMI shall identify those jurisdictions outside the United States where it would like SHP to file, prosecute and maintain patent protection with regard to patents protecting BCN Products or coming out of the Joint Cooperative Program. JJMI shall pay one-half (1/2) of SHP patent filings, prosecution and maintenance costs in those foreign jurisdictions identified by JJMI. Such applications shall be filed and prosecuted utilizing patent counsel selected by SHP. Should SHP elect not to file such patent application or applications, JJMI may elect to pay, at its sole cost and expense, for SHP to file and prosecute such patent application or applications in SHP's name at JJMI's expense utilizing patent counsel selected by SHP.

         10.2 With respect to all patent applications referred to above, and to the extent the parties are able to do so, the parties shall provide each other with reasonable opportunity to advise the other and shall cooperate with each other in the prosecution of all patent applications.

                            ARTICLE 11 - INFRINGEMENT

         11.1 In the event that there is infringement within the Field by a third party of any patent licensed to JJMI hereunder, JJMI shall notify SHP in writing to that effect, including with such written notice, evidence establishing a prima facia case of infringement by such third party. During the one hundred twenty (120) day period after notice to SHP by JJMI, SHP will have the right, but not the obligation to bring suit against the alleged infringer. SHP shall bear the expenses of any suit brought by it, shall retain all damages or other monies awarded or received in settlement of such suit. JJMI will cooperate with SHP in any such suit and shall have the right to consult with SHP and be represented by its own counsel at its own expense.

                  If, after the expiration of said one hundred twenty (120) days from the date of such notice, SHP has not brought suit against a third party infringer, then JJMI shall have the right after such one hundred twenty (120) day notice period, but not the obligation, to bring suit against such infringer and join SHP as a party plaintiff provided that JJMI shall bear all expenses of such suit. SHP will cooperate with JJMI in any suit for infringement of the Licensed Patent brought by JJMI against a third party and shall have the right to consult with JJMI and to participate in and be represented by independent counsel in such litigation at its own expense. JJMI shall incur no liability to SHP as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding SHP's patent(s) invalid or unenforceable. Damages awarded or received in settlement shall be paid to JJMI in satisfaction of all expenses of such suit; any remainder shall be shared fifty percent (50%) to JJMI and fifty percent (50%) to SHP.

         11.2 SHP warrants that it is presently aware of no patents or patent applications owned by a third party which would present any issue of infringement by reason of the manufacture, use or sale of the Referenced BCN Products. In the event JJMI is charged with such infringement by a third party, JJMI shall have the right to defend against such charge of infringement, and during the period in which such litigation is pending, JJMI shall have the right to apply Fifty Percent (50%) of the royalties due SHP on sales of the allegedly infringing Licensed Product against its litigation expenses. JJMI shall reimburse SHP for all royalties diverted to litigation expenses to the extent funds are recovered in such litigation. If, as a result of judgment in the litigation or settlement with a third party without litigation, JJMI is required to pay royalties or other monies to such third party, JJMI may thereafter deduct from the amount of royalties due SHP on unit sales of the Licensed Product charged to infringe, an amount which is the lesser of all sums paid by JJMI to such third party, or Fifty Percent (50%) of all royalty payments otherwise payable to SHP on the Net Sales of such Licensed Product. Notwithstanding anything else in this Article 11, in no event shall JJMI pay less than 50% of the royalties due SHP on sales.

                            ARTICLE 12 - TERMINATION

         12.1 The term of this Agreement shall extend from the above-effective date until the expiration of the last to expire of all patents included in or issuing from Licensed Patent Rights.

         12.2 Upon any breach of or default under this Agreement by a party, the other may terminate this Agreement by sixty (60) days' written notice to the party. Said notice shall become effective at the end of such period unless during such period the party shall cure such breach or default.

         12.3 JJMI shall have the right to terminate this Agreement at any time upon ninety (90) days' written notice to SHP. At any time after the seventh
(7th) anniversary of the Effective Date of this Agreement, JJMI may cancel the Joint Cooperative Program set forth in Article 8 hereof. JJMI shall retain all rights that have accrued under Article 8 prior to cancellation and may elect to continue specified projects through completion.

         12.4 Failure to terminate this Agreement following breach or failure to comply with this Agreement shall not constitute a waiver of the party's defenses, rights or causes of action arising from such or any future breach or noncompliance.

         12.5  The  provisions   hereof   relating  to  ownership  of  Technical
Information and confidentiality shall survive the termination of this Agreement.

                               ARTICLE 13 - NOTICE

         13.1 Any notices given under this Agreement shall be in writing and shall be deemed delivered when sent by First Class mail, postage prepaid, addressed to the parties as follows (or at such other addresses as the parties may notify each other in writing:

                  To JJMI
                           Johnson & Johnson Medical, Inc.
                           2500 Arbrook Boulevard
                           Arlington, Texas 76004-3130
                           Attention:  President

                           With a copy to:

                           Johnson & Johnson
                           One Johnson & Johnson Plaza
                           New Brunswick, New Jersey 08933
                           Attention:  Chief Patent Counsel

                  To SHP
                           Specialized Health Products, Inc.
                           Attn.: President
                           655 East Medical Drive
                           Bountiful, Utah 84101

                           With a copy to:

                           Eric L. Robinson
                           Blackburn & Stoll, LC
                           77 West 200 South, Suite 400
                           Salt Lake City, Utah 84101

                              ARTICLE 14 - GENERAL

         14.1 Use of Name - No party to this Agreement shall employ or use the name of the other party in any promotional materials or advertising without the prior express written permission of such other party. Nothing herein, however, shall limit the parties' right to disclose material information or to make such disclosures as are required by applicable law.

         14.2 SHP, for all purposes related to this Agreement, shall be deemed an independent contractor of JJMI, and nothing in this Agreement shall be deemed to create a relationship of employment or agency, or to constitute SHP and JJMI as partners or joint venturers.

         14.3 Representations and Warranties - Each party hereto acknowledges and agrees: (i) that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys concerning the subject matter of this Agreement; (ii) that this Agreement is not being entered into on the basis of or in reliance on, any promise or representation, express or implied, covering the subject matter hereof other than those which are set forth expressly in this Agreement; and (iii) that each party has had the opportunity to be represented by counsel of its own choice in this matter, including during the negotiations which preceded the execution of this Agreement.

         14.4 SHP warrants and represents that it has the full right and power to make the promises and grant the licenses set forth in this Agreement, and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement. SHP, however, makes no representation or warranty with respect to the binding nature of this Agreement on its Affiliates, which Affiliates are not a party to this Agreement.

         JJMI warrants and represents that it has the full right and power to make the promises set forth in this Agreement, and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement. JJMI, however, makes no representation or warranty with respect to the binding nature of this Agreement on its Affiliates, which Affiliates are not a party to this Agreement.

         14.5 Force Majeure - No party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond the party's control, or by reason of any of the following: labor disturbances or disputes of any kind, accidents, failure of any required governmental approval, civil disorders, acts of aggression, acts of God, energy or other conservation measures, failure of utilities, mechanical breakdowns, material shortages, disease, or similar occurrences.

         14.6 Assignment - No party hereto shall assign this Agreement to any other person without the prior written consent of the other party, and any purported assignment without such consent shall be void, except that JJMI may assign this Agreement to an Affiliate or to a legal entity acquiring all or substantially all of JJMI's assets to which this Agreement relates, on the condition that any successor to or assignee of JJMI is and shall be bound by all the terms, conditions and allegations under this Agreement, and that this Agreement is and shall be incorporated into such assignment.

         14.7 Severability - In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

         14.8 Entire Agreement This Agreement contains the entire Agreement between the parties. No amendments or modifications to this Agreement shall be effective unless made in writing and signed by an authorized representative of both parties.

         14.9 Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         14.10 No party, except as required by law, shall originate any publicity, news release, public disclosure or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, or any of its terms, to any amendment hereto or performances hereunder without the express written permission of the other party, which permission will not be unreasonably withheld. If a party intends to make an announcement concerning this Agreement, it will give the other party reasonable advance written notice of the text of the proposed announcement so that the other party may have an opportunity to comment upon the announcement. This paragraph 14.10 shall not apply to information that is in the public domain without fault of the other party hereto.

         14.11 During the term of this Agreement, JJMI shall hold SHP free, clear and harmless from, and shall indemnify SHP, for any and all costs and expenses, including attorneys fees, arising out of any use or sale by JJMI or its Affiliates or its sublicensees of BCN Products or products developed through the Joint Cooperative Program. Any and all disputes between the parties relating in any way to the entering into this Agreement and/or the validity, construction, meaning, enforceability, or performance of this Agreement or any of its provisions, or the intent of the parties in entering into this Agreement, or any of its provisions, or any dispute relating to patent validity or infringement arising under this Agreement shall be settled by arbitration. Such arbitration shall be conducted in Salt Lake City, Utah in accordance with the rules then pertaining to the American Arbitration Association with a sole arbitrator who shall be an attorney experienced in patent licensing matters. Reasonable discovery as determined by the arbitrator shall apply to the arbitration proceeding. The law of the State of New Jersey shall apply to the arbitration proceedings. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         14.12 Limitation of Damages - Neither party shall be responsible for any indirect, speculative or consequential damages under this Agreement, provided that product recall expenses required due to the fault of a party hereto shall not be excluded damages.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.


SPECIALIZED HEALTH                       JOHNSON & JOHNSON MEDICAL, INC.
PRODUCTS, INC.

By: /s/ David A. Robinson                By: /s/ Yan Egbert
   -----------------------                  --------------------
Title: President, CEO                    Title: Vice President

Date:12/19/97                            Date: 12/19/97

                                  EXHIBIT A

     Country   Serial No. Date  Filing Date  Patent No.  Issue  SHP Docket
     -------   ---------------  -----------  ----------  -----  ----------

United States   08/370,728       1/10/95    5,480,385   1/2/96    SHP002
PCT             PCT/US95/16665   12/1/95                          SHP002A
EPO                                                               SHP002A.1
Japan                                                             SHP002A.2
Canada                                                            SHP002A.4
Australia                                                         SHP002A.5
Mexico                                                            SHP002A.6
China                                                             SHP002A.7
New Zealand                                                       SHP002A.8
United States   08/455,514       5/31/95    5,549,708   8/27/96   SHP002.C
United States   08/436,976       5/8/95     5,487,734   1/30/96   SHP002.CIP
United States   8/484,533        6/7/95     5,542,927   8/6/96    SHP002.CP2
United States   08/565,881       12/1/95    5,616,135   4/1/97    SHP002.CP3
United States   08/595,802       2/2/96     5,656,031   8/12/97   SHP002.CP4
PCT             PCT/US97/01319   1/30/97                          SHP002.CP4A
EPO                                                               SHP002.CP4A.1
Japan                                                             SHP002.CP4A.2
Brazil                                                            SHP002.CP4A.3
Canada                                                            SHP002.CP4A.4
Australia                                                         SHP002.CP4A.5
Mexico                                                            SHP002.CP4A.6
United States   08/744,108       11/5/96    Allowed               SHP002.CP5
United States   **               **                               SHP002.CP6
PCT                                                               SHP002.CP6A
Taiwan                                                            SHP002.CP6A.10
India                                                             SHP002.CP6A.11
United States   **               **                               SHP002.CP9















---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                   EXHIBIT B**



** The first seven pages of Exhibit "B" have been  omitted and filed  separately
with  the  Securities  and  Exchange   Commission  pursuant  to  a  request  for
confidential treatment. Exhibit "B" is comprised of 32 pages.

                        Specialized Health Products, Inc.

Product Requirements Document

1.0      Introduction

         Accidental needlestick injuries are a major occupational health hazard for healthcare professionals. In particular, phlebotomy needles present a major occupational risk to phlebotomists and other health care workers who must draw blood samples or perform percutaneous needle insertions. Most accidental needlestick injuries (ANSI) involving phlebotomy needles occur during or shortly after withdrawing the needle from a patient resulting in a "dirty stick".

         In an effort to protect  clinicians,  the Centers  for Disease  Control
         (CDC) developed guidelines for needle disposal. According to these guidelines, needles are not to be recapped and should be placed into a puncture-resistant sharps disposal container at point of use. Even when following these procedures significant risk of needle stick injuries is still present.

         The proposed phlebotomy device shall be optimally designed to eliminate or, at a minimum, to greatly reduce the occupational risk of "dirty" accidental needle sticks. In the design of the proposed product, consideration shall be given to safety, convenience and cost while striving to minimize changes in clinician technique and handling.

2.0      Product Description

         The proposed phlebotomy device shall be similar to conventional devices currently in use. The device shall be available in multiple needle lengths and gauges and include an integral standard-size phlebotomy barrel. The needle shall begin in a retracted state. It shall be extended and made ready for use as a needle cap is removed. Following use, depressing a button shall cause the needle to be automatically retracted into a protected region where inadvertent access to the needle is not possible.

         The device shall be compatible with Vacutainer(R) brand and other evacuated blood collection tubes. The product shall be shipped as a fully assembled, ready-to-use device. It shall be a disposable single-use device that cannot be inadvertently reused.

         The primary advantage of this SHP phlebotomy device will be powered retraction of a needle into a protected shield at the conclusion of a procedure. Depressing an activation button shall initiate the powered retraction process to fully retract and shield the needle, thus minimizing needle exposure and the potential for an accidental needlestick. No on-site assembly shall be required to use the device nor shall disassembly be necessary for proper disposal.

         The overall length of the device may be approximately two inches longer than conventional phlebotomy devices currently on the market. The added length of the device is expected to make handling the device easier and more convenient to use in a medical procedure. The activation button shall be conveniently located on the top, forward part of the device for enabling easy access and requiring minimal changes in user technique. After depressing the activation button, the entire device should be disposed of in an approved sharps container.

3.0 Customer Feedback

         User and patient needs have been identified through customer and patient interviews, product evaluation studies, and focus groups. Important product attributes that should guide product design include:

         *     A  high  level  of  needle   protection   (through  encasing  and
               shielding)
         *     Convenient to use
         *     Easy to learn
         *     Little change in technique required
         *     Easy to activate needle retraction
         * Needle retraction activation unlikely to result in additional injury to patient
         *     Low dead internal volume
         *     Cost effective
         *     Powered retraction unlikely to cause blood spatter

         Additional marketing information identifying user and patient needs are on file at SHP.

         **
------------
** The "**" marks the location of approximately sixteen pages of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                        Specialized Health Products, Inc.

Product Requirements Document

1.0      Introduction

         Accidental needlestick injuries are a major occupational health hazard for healthcare professionals. In an effort to protect clinicians, the Centers for Disease Control (CDC) developed guidelines for needle disposal. According to these guidelines, needles are not to be recapped and should be placed into a puncture-resistant sharps disposal container at point of use. In particular, phlebotomy needles present a major occupational risk to phlebotomists and other health care workers who must draw blood samples or perform percutaneous needle insertions. Most accidental needlestick injuries (ANSI) involving phlebotomy needles occur during or shortly after the action of withdrawing the needle from a patient (when the needle makes a "dirty stick"). The proposed phlebotomy device shall be designed to greatly reduce the occupational risk of "dirty" accidental needle sticks. Overall, consideration will be given to safety, convenience and cost while striving to minimize changes in clinician technique and handling.

2.0      Product Description

         The proposed phlebotomy device shall be similar to existing conventional devices in that it shall provide a standard sized phlebotomy barrel for blood collection and standard phlebotomy needle lengths and gauges. The safety feature shall be a sheath comprising multiple segments joined by at least one living hinge. These segments shall be molded on the forward part (needle end) of the barrel and extend about the needle when activated. These segments shall be held in place to prevent accidental activation of the safety mechanism. An activation button shall be molded onto the first segment and shall be positioned above the barrel at the forward end and shall be activated manually by the user. The device shall be compatible with Vacutainer(R) brand and other evacuated blood collection tubes. This product shall be designed as a disposable phlebotomy collection device that may not be inadvertently reused. Product configurations shall utilize an integral barrel and needle design.

         The primary advantage of this SHP phlebotomy device shall be a shield that extends and unfolds about the needle when activated by the user. This shield shall conformably cover and permanently latch onto the patient needle with a single activating motion, thus minimizing exposure to the needle and the potential for an accidental needlestick. The integral barrel and needle shall allow for fewer setup and disposal steps. When prepared for use, the overall length of the device and the barrel diameter shall be similar to conventional phlebotomy devices currently on the market. The activation mechanism shall be conveniently located on the top, forward part of the barrel to allow for easy activation of the safety sheath and shall minimize change in user technique. After activating and locking the safety sheath in place on the needle, the entire device shall be disposed of in an approved sharps container.

3.0 Customer Feedback

         User and patient needs have been identified through customer and patient interviews, product evaluation studies, and focus groups. Product attributes critical in the product design include:

         *     A high level of needle protection safety
         *     Convenience in use
         *     Ease of learning
         *     Little change in technique
         *     Ease of activation
         * Activation motion unlikely to result in additional injury to patient
         *     Low dead space volume
         *     Cost effectiveness
         *     Use and activation unlikely to cause blood spatter
         * Avoidance of user contact with needle after use (encases or shields needle)

         Additional marketing information identifying user and patient needs are on file at SHP.


         **







------------

** The "**" marks the location of approximately five pages of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                   EXHIBIT C**



** Exhibit "C" has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Exhibit "C" is comprised of 4 pages.